Sierra Total Return Fund

Item 77Q1(d) – Copies of Constituent Instruments Defining Rights of Holders

The Multiple Class Plan for Class A, Class T, Class I, Class S, and Class L for Sierra Total

Return Fund (the “Registrant”), effective July 13, 2017, was filed as an Exhibit d(2) to Post Effective Amendment No. 2 to the Registrant's Registration Statement, Accession Number 0001144204-17-037426, and is hereby incorporated by reference in response to Item 77Q1(d) of the Registrant's Form N SAR.